Exhibit 99.1

News Release

FIRST FINANCIAL CORPORATION

One First Financial Plaza, Terre Haute, Indiana 47807 (812) 238-6000

First Financial Corporation Reports Second Quarter Results

Terre Haute, Indiana, July 25, 2023 – First Financial Corporation (NASDAQ:THFF) today announced results for the second quarter of 2023.

●	Net income was $16.0 million compared to the $15.6 million reported for the same period of 2022;
●	Diluted net income per common share of $1.33 compared to $1.27 for the same period of 2022;
●	Return on average assets was 1.34% compared to 1.24% for the three months ended June 30, 2022;
●	Credit loss provision was $1.8 million compared to provision of $750 thousand for the second quarter 2022; and
●	Pre-tax, pre-provision net income was $21.2 million compared to $19.7 million for the same period in 2022.[1]

The Corporation further reported results for the six months ending June 30, 2023:

●	Net income was $32.0 million compared to the $36.5 million reported for the same period of 2022, which included the proceeds of a legal settlement and pandemic related reserve releases, both of which were non-recurring events;
●	Diluted net income per common share of $2.66 compared to $2.95 for the same period of 2022;
●	Return on average assets was 1.33% compared to 1.43% for the six months ended June 30, 2022;
●	Credit loss provision was $3.6 million compared to negative provision of $5.8 million for the six months ended June 30, 2022; and
●	Pre-tax, pre-provision net income was $42.6 million compared to $39.4 million for the same period in 2022.[1]

1 Non-GAAP financial measure that Management believes is useful for investors and management to understand pre-tax profitability before giving effect to credit loss expense and to provide additional perspective on the Corporation’s performance over time as well as comparison to the Corporation’s peers and evaluating the financial results of the Corporation – please refer to the Non GAAP reconciliations contained in this release.

Average Total Loans

Average total loans for the second quarter of 2023 were $3.10 billion versus $2.83 billion for the comparable period in 2022, an increase of $272 million or 9.63%. On a linked quarter basis, average loans increased $29 million or 2.26% from $3.07 billion as of March 31, 2023.

Total Loans Outstanding

Total loans outstanding as of June 30, 2023, were $3.13 billion compared to $2.89 billion as of June 30, 2022, an increase of $239 million or 8.28%, primarily driven by increases in Commercial Construction and Development, Commercial Real Estate, and Consumer Auto loans. On a linked quarter basis, total loans increased $46.6 million or 1.51% from $3.08 billion as of March 31, 2023.

“We are pleased with our second quarter results, as we experienced another quarter of loan growth in an increasingly challenging environment. Credit quality remains stable, and our disciplined approach to expense management is constant,” said Norman L. Lowery, Chairman and Chief Executive Officer. “Notwithstanding the turbulent environment that arose in the financial services industry towards the end of the first quarter, liquidity is stable, and our balance sheet and capital levels remain strong.”

Average Total Deposits

Average total deposits for the quarter ended June 30, 2023, were $4.12 billion versus $4.42 billion as of June 30, 2022.

Total Deposits

Total deposits were $4.06 billion as of June 30, 2023, compared to $4.38 billion as of June 30, 2022.

Shareholder Equity

Shareholder equity at June 30, 2023, was $496.9 million compared to $461.5 million on June 30, 2022. The Corporation repurchased 82,903 shares of its stock during the quarter and declared a $0.54 per share semi-annual dividend. An additional 747,317 shares remains under the current authorization. Shareholder’s equity was impacted by the downturn in the markets which affected the accumulated other comprehensive income/(loss) (“AOCI”) on investments available for sale. AOCI decreased $14.6 million in comparison to June 30, 2022, and decreased $15.8 million in comparison to March 31, 2023.

Book Value Per Share

Book Value per share was $41.47 at June 30, 2023, compared to $38.36 at June 30, 2022, an increase of 8.09%.

Tangible Common Equity to Tangible Asset Ratio

The Corporation’s tangible common equity to tangible asset ratio was 8.44% at June 30, 2023, compared to 7.48% at June 30, 2022, partially driven by the aforementioned share repurchases.

Net Interest Income

Net interest income for the second quarter of 2023 was $42.2 million, compared to $40.5 million reported for the same period of 2022, an increase of $1.7 million or 4.25%.

Net Interest Margin

The net interest margin for the quarter ended June 30, 2023, was 3.81% compared to the 3.46% reported at June 30, 2022, an increase of 35 basis points or 9.94%.

Nonperforming Loans

Nonperforming loans as of June 30, 2023, were $13.3 million versus $9.4 million as of June 30, 2022. The ratio of nonperforming loans to total loans and leases was 0.43% as of June 30, 2023, versus 0.32% as of June 30, 2022.

Credit Loss Provision

The provision for credit losses for the three months ended June 30, 2023, was $1.8 million, compared to provision of $750 thousand for the second quarter 2022.

Net Charge-Offs

In the second quarter of 2023 net charge-offs were $1.5 million compared to net recoveries of $202 thousand in the same period of 2022.

Allowance for Credit Losses

The Corporation’s allowance for credit losses as of June 30, 2023, was $39.9 million compared to $41.5 million as of June 30, 2022. The allowance for credit losses as a percent of total loans was 1.28% as of June 30, 2023, compared to 1.44% as of June 30, 2022. On a linked quarter basis, the allowance for credit losses as a percent of total loans decreased 1 basis point from 1.29% as of March 31, 2023.

Non-Interest Income

Non-interest income for the three months ended June 30, 2023 and 2022 was $10.5 million and $10.3 million, respectively.

Non-Interest Expense

Non-interest expense for the three months ended June 30, 2023, was $31.3 million compared to $30.7 million in 2022.

Efficiency Ratio

The Corporation’s efficiency ratio was 58.01% for the quarter ending June 30, 2023, versus 59.06% for the same period in 2022.

Income Taxes

Income tax expense for the three months ended June 30, 2023, was $3.5 million versus $3.7 million for the same period in 2022. The effective tax rate for 2023 was 17.99% compared to 19.17% for 2022.

About First Financial Corporation

First Financial Corporation (NASDAQ:THFF) is the holding company for First Financial Bank N.A. First Financial Bank N.A., the fifth oldest national bank in the United States, operates 71 banking centers in Illinois, Indiana, Kentucky and Tennessee. Additional information is available at www.first-online.bank.

Investor Contact:

Rodger A. McHargue

Chief Financial Officer

P: 812-238-6334

E: rmchargue@first-online.com

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2023	2023	2022	2023	2022
END OF PERIOD BALANCES
Assets	$4,877,231	$4,866,821	$5,006,648	$4,877,231	$5,006,648
Deposits	$4,063,155	$4,165,398	$4,383,257	$4,063,155	$4,383,257
Loans, including net deferred loan costs	$3,126,676	$3,080,044	$2,887,527	$3,126,676	$2,887,527
Allowance for Credit Losses	$39,907	$39,620	$41,468	$39,907	$41,468
Total Equity	$496,888	$505,499	$461,531	$496,888	$461,531
Tangible Common Equity (a)	$403,824	$412,118	$367,210	$403,824	$367,210

AVERAGE BALANCES
Total Assets	$4,818,760	$4,851,484	$5,046,846	$4,835,122	$5,098,244
Earning Assets	$4,581,652	$4,613,126	$4,809,570	$4,597,389	$4,868,625
Investments	$1,395,446	$1,407,944	$1,432,321	$1,401,695	$1,450,396
Loans	$3,097,836	$3,068,716	$2,825,684	$3,083,276	$2,801,426
Total Deposits	$4,121,097	$4,252,161	$4,416,542	$4,186,629	$4,422,174
Interest-Bearing Deposits	$3,297,110	$3,407,590	$3,519,122	$3,352,350	$3,522,444
Interest-Bearing Liabilities	$185,318	$96,160	$103,223	$140,739	$104,614
Total Equity	$501,686	$487,834	$494,233	$494,760	$529,678

INCOME STATEMENT DATA
Net Interest Income	$42,187	$44,335	$40,469	$86,522	$78,280
Net Interest Income Fully Tax Equivalent (b)	$43,581	$45,654	$41,665	$89,235	$80,573
Provision for Credit Losses	$1,800	$1,800	$750	$3,600	$(5,800)
Non-interest Income	$10,453	$9,375	$10,270	$19,828	$24,008
Non-interest Expense	$31,346	$32,321	$30,674	$63,667	$62,018
Net Income	$15,987	$15,980	$15,613	$31,967	$36,537

PER SHARE DATA
Basic and Diluted Net Income Per Common Share	$1.33	$1.33	$1.27	$2.66	$2.95
Cash Dividends Declared Per Common Share	$—	$—	$0.54	$0.54	$0.54
Book Value Per Common Share	$41.47	$41.89	$38.36	$41.47	$38.36
Tangible Book Value Per Common Share (c)	$33.99	$34.16	$32.65	$33.70	$30.52
Basic Weighted Average Common Shares Outstanding	12,022	12,058	12,248	12,040	12,393

(a)Tangible common equity is a non-GAAP financial measure derived from GAAP-based amounts. We calculate tangible common equity by excluding goodwill and other intangible assets from shareholder’s equity.
(b)Net interest income fully tax equivalent is a non-GAAP financial measure derived from GAAP-based amounts. We calculate net interest income fully tax equivalent by adding back the tax equivalent factor of tax exempt income to net interest income. We calculate the tax equivalent factor of tax exempt income by dividing tax exempt income by the net of tax rate of 75%.
(c)Tangible book value per common share is a non-GAAP financial measure derived from GAAP-based amounts. We calculate the factor by dividing average tangible common equity by average shares outstanding. We calculate average tangible common equity by excluding average intangible assets from average shareholder’s equity.

Key Ratios	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2023	2023	2022	2023	2022
Return on average assets	1.34%	1.32%	1.24%	1.33%	1.43%
Return on average common shareholder's equity	12.75%	13.10%	12.64%	12.92%	13.80%
Efficiency ratio	58.01%	58.73%	59.06%	58.38%	59.30%
Average equity to average assets	10.48%	10.06%	9.79%	10.27%	10.39%
Net interest margin (a)	3.81%	3.96%	3.46%	3.88%	3.31%
Net charge-offs to average loans and leases	0.20%	0.26%	(0.03)%	0.23%	0.07%
Credit loss reserve to loans and leases	1.28%	1.29%	1.44%	1.28%	1.44%
Credit loss reserve to nonperforming loans	300.10%	328.06%	442.89%	300.10%	442.89%
Nonperforming loans to loans and leases	0.43%	0.39%	0.32%	0.43%	0.32%
Tier 1 leverage	11.49%	11.30%	9.97%	11.49%	9.97%
Risk-based capital - Tier 1	14.44%	14.27%	13.51%	14.44%	13.51%

(a)	Net interest margin is calculated on a tax equivalent basis.

Asset Quality	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2023	2023	2022	2023	2022
Accruing loans and leases past due 30-89 days	$15,583	$18,934	$20,273	$15,583	$20,273
Accruing loans and leases past due 90 days or more	$682	$1,157	$980	$682	$980
Nonaccrual loans and leases	$12,616	$10,920	$8,383	$12,616	$8,383
Other real estate owned	$90	$336	$170	$90	$170
Nonperforming loans and other real estate owned	$13,388	$12,413	$9,533	$13,388	$9,533
Total nonperforming assets	$16,302	$15,327	$12,620	$16,302	$12,620
Gross charge-offs	$3,543	$4,376	$2,411	$7,919	$5,665
Recoveries	$2,030	$2,417	$2,613	$4,447	$4,628
Net charge-offs/(recoveries)	$1,513	$1,959	$(202)	$3,472	$1,037

Non-GAAP Reconciliations	Three Months Ended June 30,
	2023	2022
($in thousands, except EPS)
Income before Income Taxes	$19,494	$19,315
Provision for credit losses	1,800	750
Provision for unfunded commitments	(100)	(350)
Pre-tax, Pre-provision Income	$21,194	$19,715

Non-GAAP Reconciliations	Six Months Ended June 30,
	2023	2022
($ in thousands, except EPS)
Income before Income Taxes	$39,083	$46,070
Provision for credit losses	3,600	(5,800)
Provision for unfunded commitments	(100)	(850)
Pre-tax, Pre-provision Income	$42,583	$39,420

CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands, except per share data)

	June 30,	December 31,
	2023	2022

	(unaudited)
ASSETS
Cash and due from banks	$82,095	$222,517
Federal funds sold	363	9,374
Securities available-for-sale	1,299,226	1,330,481
Loans:
Commercial	1,812,035	1,798,260
Residential	689,199	673,464
Consumer	625,442	588,539
	3,126,676	3,060,263
(Less) plus:
Net deferred loan costs	7,962	7,175
Allowance for credit losses	(39,907)	(39,779)
	3,094,731	3,027,659
Restricted stock	15,391	15,378
Accrued interest receivable	21,311	21,288
Premises and equipment, net	67,127	66,147
Bank-owned life insurance	116,613	115,704
Goodwill	86,985	86,985
Other intangible assets	6,079	6,714
Other real estate owned	90	337
Other assets	87,220	86,697
TOTAL ASSETS	$4,877,231	$4,989,281

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest-bearing	$817,380	$857,920
Interest-bearing:
Certificates of deposit exceeding the FDIC insurance limits	60,541	50,608
Other interest-bearing deposits	3,185,234	3,460,343
	4,063,155	4,368,871
Short-term borrowings	128,859	70,875
FHLB advances	134,582	9,589
Other liabilities	53,747	64,653
TOTAL LIABILITIES	4,380,343	4,513,988

Shareholders’ equity
Common stock, $.125 stated value per share;
Authorized shares-40,000,000
Issued shares-16,137,220 in 2023 and 16,114,992 in 2022
Outstanding shares-11,982,985 in 2023 and 12,051,964 in 2022	2,013	2,012
Additional paid-in capital	143,632	143,185
Retained earnings	640,325	614,829
Accumulated other comprehensive income/(loss)	(141,250)	(139,974)
Less: Treasury shares at cost-4,154,235 in 2023 and 4,063,028 in 2022	(147,832)	(144,759)
TOTAL SHAREHOLDERS’ EQUITY	496,888	475,293
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,877,231	$4,989,281

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(Dollar amounts in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022

			(unaudited)
INTEREST INCOME:
Loans, including related fees	$46,479	$34,305	$91,074	$66,662
Securities:
Taxable	6,231	6,048	12,467	10,631
Tax-exempt	2,678	2,492	5,276	4,840
Other	841	358	2,112	723
TOTAL INTEREST INCOME	56,229	43,203	110,929	82,856
INTEREST EXPENSE:
Deposits	11,957	2,473	21,484	4,149
Short-term borrowings	1,294	176	2,102	258
Other borrowings	791	85	821	169
TOTAL INTEREST EXPENSE	14,042	2,734	24,407	4,576
NET INTEREST INCOME	42,187	40,469	86,522	78,280
Provision for credit losses	1,800	750	3,600	(5,800)
NET INTEREST INCOME AFTER PROVISION
FOR LOAN LOSSES	40,387	39,719	82,922	84,080
NON-INTEREST INCOME:
Trust and financial services	1,185	1,300	2,502	2,672
Service charges and fees on deposit accounts	7,054	7,079	13,872	13,733
Other service charges and fees	196	222	400	328
Securities gains (losses), net	—	—	—	5
Interchange income	—	151	47	269
Loan servicing fees	264	368	549	727
Gain on sales of mortgage loans	311	603	490	1,265
Other	1,443	547	1,968	5,009
TOTAL NON-INTEREST INCOME	10,453	10,270	19,828	24,008
NON-INTEREST EXPENSE:
Salaries and employee benefits	16,946	15,668	34,104	33,010
Occupancy expense	2,132	2,372	4,731	4,894
Equipment expense	3,525	2,959	6,824	5,866
FDIC Expense	577	542	1,364	970
Other	8,166	9,133	16,644	17,278
TOTAL NON-INTEREST EXPENSE	31,346	30,674	63,667	62,018
INCOME BEFORE INCOME TAXES	19,494	19,315	39,083	46,070
Provision for income taxes	3,507	3,702	7,116	9,533
NET INCOME	15,987	15,613	31,967	36,537
OTHER COMPREHENSIVE INCOME (LOSS)
Change in unrealized gains/(losses) on securities, net of reclassifications and taxes	(15,808)	(55,919)	(1,570)	(124,833)
Change in funded status of post retirement benefits, net of taxes	147	314	294	629
COMPREHENSIVE INCOME (LOSS)	$326	$(39,992)	$30,691	$(87,667)
PER SHARE DATA
Basic and Diluted Earnings per Share	$1.33	$1.27	$2.66	$2.95
Weighted average number of shares outstanding (in thousands)	12,022	12,248	12,040	12,393